Exhibit 5.1

LINDQUIST & VENNUM PLLP

4200 IDS CENTER	IN DENVER:
80 SOUTH EIGHTH STREET	600 17TH STREET, SUITE 1800 SOUTH
MINNEAPOLIS, MN 55402-2274	DENVER, CO 80202-5441
TELEPHONE: 612-371-3211	TELEPHONE: 303-573-5900
FAX: 612-371-3207	FAX: 303-573-1956

ATTORNEYS AT LAW	www.lindquist.com

September 29, 2006

Blackhawk Biofuels, LLC

22 South Chicago Avenue

Freeport, IL 61032

Re:          Opinion of Counsel as to the Legality of 17,500,000 Class A Limited Liability Company Units to be Registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

We have acted as counsel for Blackhawk Biofuels, LLC, a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 17,500,000 Class A Limited Liability Company Units of the Company (the “Units”) to be offered to the public pursuant to and on the terms stated in the Company’s registration statement on Form SB-2 and the prospectus contained therein (the “Registration Statement”).

We have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed necessary or advisable for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Units, when issued and paid for in accordance with the terms of the offering as stated in the Registration Statement, will be legally issued, fully paid and nonassessable Class A Limited Liability Company Units of the Company.

Very truly yours,

/s/LINDQUIST & VENNUM PLLP

Lindquist & Vennum PLLP